UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Joseph J. Cayre
   c/o GT Interactive Software Corp.
   417 Fifth Avenue
   New York, NY  10016
   USA
2. Issuer Name and Ticker or Trading Symbol
   GT INTERACTIVE SOFTWARE CORP.
   GTIS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |5/21/1|  G |1,000,000(2)      | D |           |5,770,000(3)       |D     |                           |
                             |997   |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/21/1|  G |1,759,388(2)      | A |           |1,759,388(4)       |I     |By charitable foundation(5)|
                             |997   |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/21/1|  G |759,388(2)        | D |           |6,500,000(4)       |I     |By trust (6)               |
                             |997   |    |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
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                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation  of Responses:
(1) The reporting person can be deemed a 10% Owner only if he is determined to be the beneficial owner of the shares held in various trusts for the benefit of his children or by charitable foundation whose trustees are the reporting person and his wife. See below.
(2) These shares represent a gift by the reporting person or by trusts for the benefit of the reporting person's children to a charitable foundation whose trustees are the reporting person and his wife.
(3) 420,000 of these shares are held by the reporting person in grantor retained annuity trusts.
(4) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
(5) See footnote 2 above.
(6) These shares in the aggregate are held in various trusts for the benefit of the reporting person's children, for which his wife servfes as trustee. SIGNATURE OF REPORTING PERSON
/s/ Joseph J. Cayre
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DATE
02/14/98